                                                                       EXHIBIT 1

                             PRO FORMA BALANCE SHEET
                       AMERICAS GAMING INTERNATIONAL, INC.
                                 MARCH 31, 1996
                                   (UNAUDITED)

                                                                              COMPANY
                                          ASSETS         ADJUSTMENTS         PRO FORMA
                                          ------         -----------         ---------
CASH ASSETS:
CASH AND CASH EQUIVALENTS              $   24,644     1    4,492,923     $   4,517,567
ACCOUNTS RECEIVABLE                        20,053                               20,053
INVENTORY                                 119,252                              119,252
PREPAID EXPENSES                           31,104                               31,104
 CURRENT PORTION                           85,200                               85,200
                                       ----------                        -------------
   TOTAL CURRENT ASSETS                   280,253                            4,773,176

DEFERRED UNDERWRITING COSTS               165,237     1      (86,022)           79,215
DEFERRED FUTURE PROJECT COSTS              69,429                               69,429
PROPERTY AND EQUIPMENT                  2,469,709                            2,469,709
GAMING LICENSE AGREEMENT                2,257,508                            2,257,508
INVESTMENT IN SAGI                         45,000                               45,000
                                       ----------                        -------------
  TOTAL ASSETS                         $5,287,136                        $   9,694,037

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
ACCOUNTS PAYABLE                       $  170,697                        $     170,697
ACCRUED INTEREST                           59,730                               59,730
ACCRUED LIABILITIES                        18,642                               18,642
NOTES PAYABLE AND ACCRUED INTEREST;
 RELATED PARTY                              7,225                                7,225
NOTES PAYABLE - CURRENT PORTION           549,990                              549,990
STOCK SUBSCRIPTION PAYABLE
                                       ----------                        -------------
     TOTAL CURRENT LIABILITIES            806,284                              806,284

NOTES PAYABLE                           2,349,990     2   (1,874,238)          475,752

STOCKHOLDERS' EQUITY:
COMMON STOCK $.001 PAR VALUE;
25,000,000 SHARES AUTHORIZED:
 7,898,676 ISSUED AND OUTSTANDING
 AT MARCH 31, 1996.                         6,962     2          937             7,899
PREFERRED STOCK: $.001 PAR VALUE
 5,000,000 SHARES AUTHORIZED;
 512,500 SHARES ISSUED AND
 OUTSTANDING AT MARCH 31, 1996.                       1        5,125             5,125
ADDITIONAL PAID IN CAPITAL              3,732,276     1    4,401,776
                                                      2    1,873,301        10,007,353
ACCUMULATED DEFICIT                    (1,608,376)                         (1,608,376)
                                       ----------                        -------------
                                        2,130,862                            8,412,001

     TOTAL LIABILITIES AND
      STOCKHOLDERS EQUITY              $5,287,136                        $   9,694,037




(1) THE ADJUSTMENT NECESSARY TO REFLECT THE RESULTS OF THE PREFERRED STOCK OFFERING, HAD IT BEEN COMPLETED AS OF MARCH 31, 1996.

(2) THE ADJUSTMENT NECESSARY TO REFLECT THE EFFECTS OF CONVERTING THE LONG TERM DEBT (BRIDGE FINANCING) TO EQUITY AS IF THE TRANSACTION HAD BEEN COMPLETED AS OF MARCH 31, 1996.